SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2 (b)

                               (Amendment No. 2)*



                           Greenlight Capital Re, Ltd.
-------------------------------------------------------------------------------
                                (Name of Issuer)



                             Class A Ordinary Shares
-------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    G4095J109
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                November 26, 2007
-------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
         [ ] Rule 13d-1(b)
         [x] Rule 13d-1(c)
         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 13 Pages

-------------------------------------------------------------------------------
CUSIP No. G4095J109                   13G                 Page 2 of 13 Pages
-------------------------------------------------------------------------------


(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Montpellier International Ltd.

-------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
-------------------------------------------------------------------------------

(3) SEC USE ONLY

-------------------------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda

-------------------------------------------------------------------------------
                                                   (5) SOLE VOTING POWER

                                                                    0
                                                      -------------------------

                                                   (6) SHARED VOTING POWER
NUMBER of Shares
                                                                    0
BENEFICIALLY OWNED
                                                      -------------------------
BY EACH REPORTING                                  (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                                    0

                                                      -------------------------
                                                   (8) SHARED DISPOSITIVE POWER

                                                                    0

-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [  ]

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0
-------------------------------------------------------------------------------

(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
         OO


Page 2 of 13 Pages

-------------------------------------------------------------------------------
CUSIP No. G4095J109                 13G                      Page 3 of 13 Pages
-------------------------------------------------------------------------------


(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Montpellier Investments L.P.

-------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
-------------------------------------------------------------------------------

(3) SEC USE ONLY

-------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda

-------------------------------------------------------------------------------
                                                    (5) SOLE VOTING POWER

                                                              0

                                                     --------------------------
                                                    (6) SHARED VOTING POWER
NUMBER OF SHARES                                              2,000,000
                                                     --------------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                               0
                                                     --------------------------

                                                    (8) SHARED DISPOSITIVE POWER

                                                              2,000,000

-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000
-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [ ]

-------------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      6.7%

-------------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
      OO

-------------------------------------------------------------------------------

Page 3 of 13 Pages

-------------------------------------------------------------------------------
CUSIP No. G4095J109                    13G                   Page 4 of 13 Pages
-------------------------------------------------------------------------------



(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Montpellier Resources Ltd.

-------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]
-------------------------------------------------------------------------------

(3) SEC USE ONLY

-------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    Bermuda

-------------------------------------------------------------------------------
                                                    (5) SOLE VOTING POWER
                                                      -------------------------
                                                              0

                                                      -------------------------
                                                    (6) SHARED VOTING
POWER

NUMBER OF SHARES                                              2,000,000

BENEFICIALLY OWNED
                                                      -------------------------
BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                               0
                                                      -------------------------

                                                    (8) SHARED DISPOSITIVE POWER

                                                              2,000,000
-------------------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [ ]

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     OO

-------------------------------------------------------------------------------
Page 4 of 13 Pages

-------------------------------------------------------------------------------
CUSIP No. G4095J109                    13G                   Page 5 of 13 Pages
-------------------------------------------------------------------------------

(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Khronos LLC

-------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]

-------------------------------------------------------------------------------
(3) SEC USE ONLY

-------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

-------------------------------------------------------------------------------
                                                    (5) SOLE VOTING POWER

                                                              0

                                                      -------------------------
                                                    (6) SHARED VOTING POWER
NUMBER OF SHARES                                              2,000,000
                                                      -------------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                               0
                                                       ------------------------

                                                    (8) SHARED DISPOSITIVE POWER

                                                               2,000,000
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000
-------------------------------------------------------------------------------

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [ ]

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

Page 5 of 13 Pages

-------------------------------------------------------------------------------
CUSIP No. G4095J109                 13G                      Page 6 of 13 Pages
-------------------------------------------------------------------------------

(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Zen Group LLC

-------------------------------------------------------------------------------
(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]

-------------------------------------------------------------------------------
(3) SEC USE ONLY

-------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    New York

-------------------------------------------------------------------------------
                                                    (5) SOLE VOTING POWER

                                                             0

                                                     --------------------------
                                                    (6) SHARED VOTING POWER
NUMBER OF SHARES                                             2,000,000
                                                     --------------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                             0
                                                      -------------------------

                                                    (8) SHARED DISPOSITIVE POWER

                                                             2,000,000
-------------------------------------------------------------------------------

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000
-------------------------------------------------------------------------------

(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [ ]

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     OO
                               Page 6 of 13 Pages

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. G4095J109                  13G                     Page 7 of 13 Pages
-------------------------------------------------------------------------------


(1) NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    Rafael Mayer
-------------------------------------------------------------------------------

(2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
    (a) [ ]
    (b) [X]

-------------------------------------------------------------------------------
(3) SEC USE ONLY

-------------------------------------------------------------------------------

(4) CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
-------------------------------------------------------------------------------

                                                     (5) SOLE VOTING POWER

                                                              0

                                                       ------------------------
                                                     (6) SHARED VOTING POWER
NUMBER OF SHARES                                              2,000,000
                                                       ------------------------
BENEFICIALLY OWNED

BY EACH REPORTING                                   (7) SOLE  DISPOSITIVE POWER

PERSON WITH
                                                               0
                                                        -----------------------

                                                    (8) SHARED DISPOSITIVE POWER

                                                               2,000,000

-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,000,000

-------------------------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)               [ ]

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.7%

-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
     IN
                               Page 7 of 13 Pages

The sole purpose of this Amendment No. 2 to Schedule 13G is to reflect the fact that on November 26, 2007 Montpellier International Ltd. transferred all of its shares in the Issuer to Montpellier Investments L.P. Accordingly, all shares reported here are now held through Montpellier Investments L.P.

Item 1.

         (a) Name of Issuer.

             Greenlight Capital Re, Ltd.

         (b) Address of Issuer's Principal Executive Offices.

             802 West Bay Road, The Grand Pavilion, Grand Cayman, KY1-1205, Cayman Islands.
Item 2.

         (a) Name of Person Filing.

              This Schedule 13G is being filed by Montpellier International Ltd.; Montpellier Investments L.P.; Montpellier Resources Ltd.; Khronos LLC; Zen Group, LLC; and Rafael Mayer; (collectively, the "Reporting Persons"). See Item 4 below.

         (b) Address of Principal Business Office or, if none, Residence.

             The principal business address of each of the Reporting Persons is:

             Montpellier International Ltd.; 22 Victoria Street, Hamilton, HM 12, Bermuda.

             Montpellier Investments L.P.; 22 Victoria Street, Hamilton HM 12, Bermuda.

             Montpellier Resources Ltd.; c/o HCH Capital Ltd., 129 Front Street, Hamilton, HM 12, Bermuda.

             Khronos LLC; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, NY 10017.

             Zen Group, LLC; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, NY 10017.

             Rafael Mayer; 2 Grand Central Tower, 140 East 45th Street, 28th Floor, New York, NY 10017.

         (c)  Citizenship.

              Montpellier International Ltd.; Bermuda.

              Montpellier Investments L.P.; Bermuda.

              Montpellier Resources Ltd.; Bermuda.

                               Page 8 of 13 Pages

              Khronos LLC; New York.

              Zen Group, LLC; New York.

              Rafael Mayer; United States.

         (d)  Title of Class of Securities.

              Class A Ordinary Shares, par value $.10

         (e)  CUSIP Number.

              G4095J109

Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

         (a)  [ ] Broker or dealer registered under Section 15 of the Act.
         (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.
         (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
         (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
         (e)  [ ] Investment Adviser in accordance with Sec. 240.13d-1(b)(1)(ii)
                  (E).
         (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Sec.240.13d(Y)1(b)(1)(ii)(F).
         (g)  [ ] Parent holding company, in accordance with Sec. 240.13d-1(b)
                  (ii)(G).
         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.
         (j)  [ ] Group, in accordance with Sec. 240.13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Sec. 240.13d-1(c), check this box [ x ].

Item 4.        Ownership

         (a) Amount Beneficially Owned.

                           Montpellier International Ltd. - 0 shares.

                           Montpellier Investments L.P. - 2,000,000 shares.

                           Montpellier  Resources Ltd. - 2,000,000 shares
                          (Comprised of shares held by Montpellier
                           Investments L.P. Montpellier Resources Ltd. holds a majority interest in Montpellier Investments L.P.).

                           Khronos LLC - 2,000,000 shares (Comprised of shares held by Montpellier Investments L.P. Khronos LLC is the investment manager with respect to such shares).

                           Zen Group, LLC - 2,000,000 shares (Comprised of shares held by Montpellier Investments L.P. Zen Group LLC is the managing member of Khronos LLC, which is the investment manager with respect to such shares).

                               Page 9 of 13 Pages

                           Rafael Mayer - 2,000,000 shares (Comprised of shares held by Montpellier Investments L.P. Rafael Mayer is the managing member of Zen Group LLC, which is the managing member of Khronos LLC, which is the investment manager with respect to such shares).


         (b) Percent of Class.

                           Montpellier International Ltd. - 0%.

                           Montpellier Investments L.P. - 6.7%.

                           Montpellier Resources Ltd. - 6.7%.

                           Khronos LLC - 6.7%.

                           Zen Group, LLC - 6.7%.

                           Rafael Mayer - 6.7%.

         (c) Number of shares as to which each such person has

             (i) sole power to vote or to direct the vote: 0 for all Reporting
                 Persons.

             (ii) shared power to vote or to direct the vote:

                                Montpellier International Ltd. - 0 shares.

                                Montpellier Investments L.P. - 2,000,000 shares.

                                Montpellier Resources Ltd. - 2,000,000 shares.

                                Khronos LLC - 2,000,000 shares.

                                Zen Group, LLC - 2,000,000 shares.

                                Rafael Mayer - 2,000,000 shares.

              (iii)    sole power to dispose or to direct the disposition of:
                       0 for all Reporting Persons.

              (iv) shared power to dispose or to direct the disposition of:

                                Montpellier International Ltd. - 0 shares.

                                Montpellier Investments L.P. - 2,000,000 shares.

                                Montpellier Resources Ltd. - 2,000,000 shares.

                                Khronos LLC - 2,000,000 shares.

                                Zen Group, LLC - 2,000,000 shares.

                                Rafael Mayer - 2,000,000 shares.

                               Page 10 of 13 Pages

Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

                  Montpellier International Ltd. transferred all of its shares to Montpellier Investments L.P. As a result, Montpellier International Ltd. currently holds none of the securities and is not the beneficial owner of any percentage of the class of securities.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not applicable.

Item 9.           Notice of Dissolution of Group.

                  Not applicable.



                              Page 11 of 13 Pages

Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  November 30, 2007
                                    Montpellier International Ltd.


                                    By: /s/ Eva Benito
                                       ----------------------------------------
                                        Title: Director

                                    Montpellier Investments L.P.,
                                    by Khronos LLC, its general partner


                                    By: /s/ Rafael Mayer
                                       ----------------------------------------
                                        Title: Managing Director

                                    Montpellier Resources Ltd.


                                    By: /s/ Rafael Mayer
                                       ----------------------------------------
                                        Title: Director

                                    Khronos LLC


                                    By: /s/ Rafael Mayer
                                       ----------------------------------------
                                         Title: Managing Director

                                    Zen Group, LLC


                                    By: /s/ Rafael Mayer
                                       ----------------------------------------
                                         Title: Managing Member


                                       /s/ Rafael Mayer
                                       ----------------------------------------
                                        Rafael Mayer

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).

                              Page 12 of 13 Pages

                                    EXHIBIT A

The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any amendments thereto reporting each of the undersigned's ownership of securities of Greenlight Capital Re, Ltd. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.


Date: November 30, 2007

                                       Montpellier International Ltd.


                                       By: /s/ Eva Benito
                                       ----------------------------------------
                                            Title: Director

                                       Montpellier Investments L.P.,
                                       by Khronos LLC, its general partner


                                       By: /s/ Rafael Mayer
                                       ----------------------------------------
                                            Title: Managing Director

                                       Montpellier Resources Ltd.


                                       By: /s/ Rafael Mayer
                                       ----------------------------------------
                                            Title: Director

                                       Khronos LLC


                                        By: /s/ Rafael Mayer
                                       ----------------------------------------
                                             Title: Managing Director

                                        Zen Group, LLC


                                        By: /s/ Rafael Mayer
                                       ----------------------------------------
                                             Title: Managing Member


                                             /s/ Rafael Mayer
                                             ----------------------------------
                                             Rafael Mayer

                              Page 13 of 13 Pages